EXHIBIT 99.1

Press Release

For Immediate Release

WMI LIQUIDATING TRUST ANNOUNCES INTERIM DISTRIBUTION

WMI Liquidating Trust to Distribute Approximately $458 Million

SEATTLE, June 7, 2012 –WMI Liquidating Trust (the “Liquidating Trust”), formed pursuant to the recently confirmed and consummated Seventh Amended Joint Plan of Affiliated Debtors under Chapter 11 of the United States Bankruptcy Code (as modified, the “Plan”) of Washington Mutual, Inc. (“WMI”), today announced that it will make an interim distribution (the “Distribution”) of approximately $458 million to beneficiaries of the Liquidating Trust in a manner consistent with the terms of the Plan.

In accordance with the priority of payments described on Exhibit H to the Plan, the Distribution will be allocated to claimants in “Tranche 2” in the following amounts: $90 million to holders of Allowed Senior Notes Claims; $346 million to holders of Allowed Senior Subordinated Notes Claims; and $22 million holders of Allowed General Unsecured Claims.  After giving effect to the Distribution and the initial distribution pursuant to the Plan, holders of Allowed Claims in Class 12 will have received distributions in respect of 100% of their pre-petition claims.  As a result, and in accordance with the Plan, future distributions by the Liquidating Trust will include amounts in respect of accrued and unpaid post-petition interest.

The Distribution will be initiated by the Liquidating Trust on Friday, June 8, 2012.  The effect of this Distribution will be reflected on the next Quarterly Summary Report filed by the Liquidating Trust with the Bankruptcy Court (defined below) for the period ending on June 30, 2012 (which is expected to be filed on or about July 31, 2012).

The Distribution is possible primarily as a result of recent favorable decisions permitting the release of a $406 million claim reserve that had been established in conjunction with a proof of claim filed by the Policeman’s Annuity and Benefit Fund of the City of Chicago, the Boilermakers National Annuity Trust and Doral Bank Puerto Rico (collectively, the “MBS Plaintiffs”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  Pursuant to orders by the Bankruptcy Court and the United States District Court for the District of Delaware, such reserve was ordered released and to be made available to creditors.

In addition to the foregoing, the Bankruptcy Court has recently sustained claim objections in favor of WMI’s estate in relation to claims filed by other claimants such as certain former employees of Washington Mutual Bank.  These favorable rulings will enable the Liquidating Trust to release additional cash held on account of such previously disputed claims in an amount of approximately $52 million, thereby bringing the total amount of the Distribution to $458 million.

William C. Kosturos, the Liquidating Trustee, made the following statement:

We are pleased that these recent court rulings will facilitate the Liquidating Trust’s ability to make this Distribution to the beneficiaries of the Liquidating Trust.   As we previously announced, the Liquidating Trust is distributing an aggregate of approximately $7 billion to parties-in-interest of WMI on account of their allowed claims.

Further information about WMI Liquidating Trust can be found at www.wmitrust.com.

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Contact

Andrew Siegel / Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

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